FORM OF MASTER AGREEMENT

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 MASTER AGREEMENT

 This AGREEMENT is made as of the       day of June, 1995, by and among
 OFFITBANK, (the "Bank"), a trust company chartered under the laws of the State of New York CONNECTICUT MUTUAL LIFE INSURANCE COMPANY, ("Connecticut Mutual
Life") stock life insurance company domiciled in the state of Connecticut.

 RECITALS

 A. Connecticut Mutual Life is the issuer of flexible payment individual deferred annuity contracts.

 B. The Bank acts as investment adviser to Offitbank Variable Insurance Fund, Inc. (the "Offitbank Fund" or the "Fund"), a management investment company registered as such with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act").

 C. The Bank and Connecticut Mutual Life desire to create a variable deferred annuity contract (the "Annuity Contract"). In connection with the development of such Annuity Contract, the parties to this Agreement desire to create a segregated separate account, to be registered with the SEC as a unit investment trust (the "Separate Account"). Subject to the execution of a distribution agreement, Connecticut Mutual Financial Services, LLC ("CMFS") an affiliate of Connecticut Mutual Life and a registered broker-dealer, will be designated as the principal underwriter for the Annuity Contracts. The Annuity Contracts will be marketed as the Offitbank Variable Annuity.

 AGREEMENT

 In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

 1.  Offitbank Funds.

 A. The Bank, through OFFIT Funds Distributor, Inc. (the "Distributor"), shall make the Fund available to Annuity Contract owners through the Separate Account. The parties shall agree that initially the following portfolios (collectively the "Portfolios") of the Offitbank Fund will be available to the Separate Account:

 (1) Offitbank VIF - High Yield Fund;
 (2) Offitbank VIF - Investment Grade Global Deposit Fund;
 (3) Offitbank VIF - Emerging Market Fund.

 Connecticut Mutual Life, on behalf of itself and on behalf of the Separate Account, shall, enter into a Fund Participation Agreement among the Fund, OFFIT Funds Distributor, Inc., the Separate Account and Connecticut Mutual Life, in a form mutually agreeable to the Bank and Connecticut Mutual Life,


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pursuant to which purchase payments received under the Annuity Contracts may be allocated to Portfolios of the Fund. Connecticut Mutual Life shall take such other steps as are necessary and appropriate to make the shares of the Fund available to holders of the Contracts.

 In connection with such sales, the Distributor and the Bank shall be responsible for the continued compliance with applicable regulatory authorities to maintain the registration of the Fund.

 B. The Bank may request the Fund at any time to amend its registration statement for the Fund so as to add additional portfolio(s) to the Fund. Such additional portfolio(s) may be added to the Annuity Contract upon the prior written consent of Connecticut Mutual Life, which consent will not be unreasonably withheld, and subject to obtaining approval from any necessary regulatory authority.

 2.  The Offitbank Variable Annuity Contract Design and Features.

 A. Subject to approval by applicable state regulatory authorities, the structure of the Offitbank Variable Annuity Contract shall be in accordance with the following terms:

 (I) Death Benefit.

 A death benefit shall be paid during the deferral period upon the death of the: (a) Owner, (b) first of the two joint owners; or (c) upon the death of the annuitant if the owner is not a natural person. The Death Benefit shall equal the Contract Value as of the date notice and proof of death are received.

 (II) Charges imposed under the Contract.

 (I) No Sales Charge or Contingent Deferred Surrender Changes shall be imposed under the Annuity Contracts;

 (ii) Subject to the approval of the SEC (and any applicable state insurance regulatory authority), a Mortality and Expense Risk Charge of 1.25% of the current net asset value of the Separate Account may be imposed. The parties understand that this charge shall be set at 0.38% of the net asset value of the Separate Account on a current basis. Any increase in this charge shall be consented to in writing by the Bank, and such consent shall not be unreasonably withheld;

 (iii) Subject to the approval of the SEC, an Administrative Charge of 0.01% on a current basis, and 0.25% on a guaranteed basis shall be charged against the net asset value of the assets of the Separate Account. Any change in the current administrative charge shall be consented to in writing by Offitbank, and such consent shall not be unreasonably withheld.

 (iv) Connecticut Mutual Life, in its sole discretion may, with regard to premium taxes justly due and owing, :
 1.  determine when premium taxes are incurred;
 2.  determine the amount of tax that is owed; and
 3.  either charge such amounts against premium payments or defer the
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assessment to a later date.

 (v) A contract Maintenance Charge will be imposed against each Annuity Contract at a current rate of $35. Connecticut Mutual Life will reserve the right to raise this rate up to a maximum of $60 subject to cost basis justification and the mutual consent of the Bank.

 (III)Ownership of the Offitbank Variable Annuity.

 The Annuity Contract shall permit the owner and the annuitant to be different persons. Additionally, if permitted under applicable state law, joint ownership of the Annuity Contract (by spouses only) will be an option. Further, the Annuity Contract shall permit, subject to Connecticut Mutual Life's approval, change of ownership.

 (IV) Investments by the Separate Account.

 In addition to the Offitbank Fund Portfolios, portfolios of Connecticut Mutual Financial Services Series Fund I, Inc. (the "C.M. Fund") may also be made available to Annuity Contract Owners. The parties agree initially that only the C.M. Fund Money Market Portfolio will be initially available under the Annuity Contract as the only money market portfolio.

 (V) Miscellaneous Design Features.

 The maximum issue age shall be 85 (both Owner and Annuitant).

 The minimum initial purchase payment will be $100,000.

 Connecticut Mutual Life will reserve the right to restrict the number of partial withdrawals that may be made from Annuity Contracts. The minimum amount of each withdrawal will be $10,000. The minimum balance after a withdrawal is $50,000.

 A Systematic Withdrawal program will be available under the Contract.

 The maximum annuity age shall be the lesser of age 90, or the maximum date permitted under state law.

 The minimum balance to annuitize an Annuity Contract is $2,000.

 Other contractual provisions shall be agreed upon as necessary. Variations in product design may be necessitated due to individual State requirements.

 B.(i) Connecticut Mutual Life shall, prepare and distribute to current contractholders all registrations, prospectuses, reports, statements of additional information, communications and other filings and documents (collectively, the "Contractholder Communications") with respect to the Offitbank Variable Annuity Contract, that are required by law, regulation, legal process or regulatory order ("Required By Law"), including without limitation those required by the Securities Act of 1933 (the "1933 Act"), the 1940 Act and state insurance and "blue sky" laws and regulations. The Bank shall approve (which approval shall not be unreasonably withheld) the Form of
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 any Contractholder communications prior to distribution.

 (ii) The Distributor shall at its expense prepare, typeset, print and distribute to current contractholders all Contractholder Communications Required By Law with respect to the Fund and the Annuity Contract, including without limitation, the 1933 Act, 1940 Act and state "blue sky" laws and regulations. The Distributor shall bear the cost of printing and distributing the prospectuses for the Annuity Contracts.

 C. Connecticut Mutual Life or a designee agreed to in writing by the Bank, shall service the Offitbank Variable Annuity Contract in a manner consistent with its servicing of its other annuity contracts, including providing policyholder support, administering the Offitbank Variable Annuity Contract, mailing at the expense of the Fund annual and semiannual reports of the Fund to Offitbank Variable Annuity Contractholders, and preparing and mailing contract statements, prospectuses, statements of additional information and such other communications as may be necessary or appropriate or required by law, regulation or legal process.

 D. Connecticut Mutual Life shall appoint CMFS (or such other entity as is acceptable to the Bank) to serve as the principal underwriter for the Offitbank Variable Annuity Contract.

 E. Except for those portfolios of the C.M. Fund noted above in Section 2.A.(IV) agreed to by the parties, the Annuity Contracts shall not make available any interests in any other investment companies other than the Fund without the prior approval of the Bank.

 3.  Marketing

 A. (i) Connecticut Mutual Financial Services, L.L.C., a broker-dealer affiliate of Connecticut Mutual Life, registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and a member of the National Association of Securities Dealers, Inc., ("NASD") shall serve as principal underwriter of the Offitbank Variable Annuity Contract. Connecticut Mutual Life together with CMFS shall enter into Selling Group Agreements substantially in the form attached as Exhibit A with the Bank or broker-dealers as Connecticut Mutual Life and the Bank shall agree upon. (Banks and broker-dealers entering into such Selling Group Agreements with the Distributor are referred to this Agreement as "Sellers"). Pursuant to such agreements, Connecticut Mutual Life shall appoint as its agent Sellers' agents, employees, or representatives, as the case may be, and as Sellers may designate. Appointments and licensing may be paid by Connecticut Mutual Life in its sole discretion. Any proposed modifications to the form of Selling Group Agreement as provided in Exhibit A shall be subject to Connecticut Mutual Life's, CMFS', and the Bank's prior consent which such consent will not be unreasonably withheld..

 (ii)  No compensation shall be paid under the Selling Agreements.

 B. The Annuity Contract contemplated hereunder shall be marketed under the name "Offitbank Variable Annuity" (or such other name as the Bank shall reasonably select with the approval of Connecticut Mutual Life in the event use of "Offitbank Variable Annuity" is deemed inadvisable by the Bank due to trade name, trademark or other considerations). The Bank shall license the use
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 of the name "Offitbank Variable Annuity" to Connecticut Mutual Life and its
 affiliates, if necessary, to facilitate the marketing of the Annuity
 Contracts. All marketing materials shall clearly indicate that Connecticut Mutual Life is the issuer of the Annuity Contracts.

 C. The Bank may develop such marketing materials and sales literature as it deems advisable. Such materials will be consistent with applicable state insurance and state and federal securities laws and regulations, (including but not limited to applicable NASD rules). Prior to the dissemination of any such material to the general public, the Bank shall obtain Connecticut Mutual Life's and CMFS' prior approval (and such approval will not be unreasonably withheld) of any such materials and the Distributor shall file such materials
 with appropriate regulatory authorities.   The cost to produce and file any
 such materials will be borne by the Bank.

 4.  Conduct of the Parties

 A. Except as expressly provided in this Agreement or as required by law, regulation, legal process or a regulatory or self-regulatory agency, neither the Bank, CMFS, nor Connecticut Mutual Life (or the affiliates of any of them) will take any action, directly or indirectly, which is intended to solicit or induce owners of the Offitbank Variable Annuity Contract to exchange an Offitbank Variable Annuity Contract for any other insurance or mutual fund product, unless such action is deemed appropriate in the joint judgment of senior management of the Bank and Connecticut Mutual Life to settle a claim or potential claim against the Bank or Connecticut Mutual Life or to reverse a purchase that fails to meet suitability criteria established by the NASD and state regulatory authorities.

 B. Connecticut Mutual Life reserves the right to terminate any agent appointed to sell the Annuity Contract at any time for "cause." "Cause" for purposes of the foregoing is hereby defined to mean any act or omission of the agent determined by Connecticut Mutual Life as constituting cause for such agent's termination including but not limited to: (i) the willful commission by the agent of an act which causes or probably will cause substantial economic damage to, or substantial injury to the business reputation of Connecticut Mutual Life or any of its affiliates; (ii) the commission by the agent of an act of misrepresentation, dishonesty or fraud in the course of agent's representation of Connecticut Mutual Life or any of its affiliates;
 (iii) the continuing willful failure of the agent to perform his or her duties as an agent of Connecticut Mutual Life according to policies and procedures established by Connecticut Mutual Life for such activities after written notice thereof and a reasonable opportunity to be heard and cure such failure have been afforded the agent; (iv) the order of a federal or state regulatory authority or court of competent jurisdiction requiring the termination of the agent's status as such; (v) or the discontinuance of the agent as a broker-dealer registered with the SEC and a member in good standing with the NASD or an associated person of such a broker-dealer; (vi) the failure of the agent to meet production requirements established by Connecticut Mutual Life.

 5.  Representations and Warranties

 Each party hereto represents and warrants to the other parties, as follows:


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 (i)  It is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power to carry on its business as now being conducted and to perform its obligations as contemplated by this Agreement.

 (ii) It (and each affiliate which will enter into an agreement contemplated by the parties hereunder )has or will have at such time as it is performing its obligations all licenses, approvals, permits and authorizations of, and registrations with, all authorities and agencies, including non-governmental self-regulatory agencies, required under all federal, state, and local laws and regulations to enable it to perform its obligations as contemplated by this Agreement.

 (iii) It has all requisite corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action and this Agreement constitutes the legal, valid and binding agreement of such party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity. Neither the execution and delivery of this Agreement nor the performance of its obligations under this Agreement will (subject to obtaining the approvals and making the filings referred to in this Agreement) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to it, or to any of its affiliates which will enter into an agreement provided for in this Agreement.

 (iv) Except as provided in this Agreement, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority (including, without limitation, any non-governmental regulatory agencies or authorities) is required by it for the consummation of the transactions contemplated by this Agreement.

 6.  Indemnification

 The Bank agrees to indemnify and hold harmless Connecticut Mutual Life and its affiliates and each of their respective directors and officers and each person, if any, who controls Connecticut Mutual Life and its affiliates (collectively, the "Connecticut Mutual Life Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), arising out of activities undertaken pursuant to this Agreement, to which a Connecticut Mutual Life Indemnified Person may become subject, under any statute, at common law, or otherwise, which: (i) may be based upon any wrongful act or breach of this Agreement by the Bank, any of its employees or representatives, or any affiliate of or any person acting on behalf of the Bank; or (ii) may be based upon a breach of the warranties made by the Bank set forth in Section 5 of this Agreement; provided, however, that
 (x) in no case is the Bank's indemnity in favor of the Connecticut Mutual Life Indemnified Persons deemed to protect such persons against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such person's duties or by reason of such person's reckless disregard of
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 obligations and duties under this Agreement, and (y) the Bank's obligations to indemnify and hold harmless shall not apply to circumstances which could give rise to Connecticut Mutual Life's obligations to indemnify and hold harmless as set forth below.

 Connecticut Mutual Life agrees to indemnify and hold harmless the Bank and its affiliates and each of their respective directors and officers and each person, if any, who controls the Bank and its affiliates (collectively, the "Bank Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Bank Indemnified Person may become subject, under any statute, at common law, or otherwise, arising out of activities undertaken pursuant to this Agreement which (i) may be based upon any wrongful act or breach of this Agreement by Connecticut Mutual Life, any of its employees or representatives (other than insurance agents appointed pursuant to Section 3.A unless acting in accordance with the directions of Connecticut Mutual Life or its affiliates) or any affiliate of or any person acting on behalf of Connecticut Mutual Life, or
 (ii) may be based upon a breach of the warranties made by Connecticut Mutual Life set forth in Section 5 of this Agreement; provided, however, that (y) in no case is Connecticut Mutual Life's indemnity in favor of the Bank Indemnified Persons deemed to protect such persons against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such person's duties or by reason of such person's reckless disregard of obligations and duties under this Agreement, and (z) Connecticut Mutual Life's obligation to indemnify and hold harmless shall not apply to circumstances which could give rise to the Bank's obligations to indemnify and hold harmless as set forth above.

 Each party shall have, in addition to its indemnification rights under this
 Section 6, any and all rights otherwise available to it under any other agreement or applicable law.

 7.  Additional Agreements of the Parties

 A. Except as expressly provided herein, each party shall be responsible for all expenses incurred by it in connection with the matters contemplated by this Agreement.

 B. The parties shall act reasonably and in good faith in complying with their obligations under this Agreement. The parties each shall use all reasonable efforts to cooperate with one another to carry out to the fullest extent possible the purposes of this Agreement.

 C. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if delivered personally, given by facsimile or mailed by registered or certified mail (return receipt requested) or by Federal Express or other overnight delivery, as follows:

 if to Connecticut Mutual Life:
      Connecticut Mutual Life Insurance Company
      140 Garden Street
      Hartford, Connecticut  06154
      Attention: General Counsel
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 if to the Bank:
      Offitbank
      520 Madison Avenue
      New York, NY  10022-4203
      Attention: Stephen B. Wells

 if to CMFS:
      Connecticut Mutual Financial Services, LLC
      140 Garden Street
      Hartford, CT  06154
      Attention:  President

 Any party to this Agreement may change the address to which such communications are to be directed to such party by giving notice of such change to the other party in the manner provided above.

 D. None of the provisions of this Agreement shall inure to the benefit of any person other than the parties hereto or their respective successors or be deemed to create any rights, benefits or privileges in favor of any person except the parties hereto.

 E. None of the provisions of this Agreement, shall be deemed to designate or appoint any party hereto as the agent of any other party or to authorize or empower any party hereto to act for or to create or incur any obligations on behalf of any other party.

 F. This Agreement may be executed and delivered in any one or more counterparts, each such counterpart so delivered and bearing the original signature of a part hereto shall be binding as to such party, and all counterparts shall together constitute one original and the same instrument.

 G. This Agreement may be amended or terminated only by the mutual written consent of the parties to this Agreement. Notwithstanding the foregoing, sections 4.A., 6 and 7.J. shall survive any termination of this Agreement.

 H. This Agreement shall be governed by construed and enforced in accordance with the laws of the State of Connecticut and shall be interpreted in such a manner as to be effective and valid under the laws of the State of Connecticut, except with respect to (i) matters relating to banking and banking law in which case this Agreement shall be governed by, construed and enforced in accordance with and interpreted in a manner as to be effective and valid under both the federal laws of the United States and the laws of the State of New York and regulations promulgated thereunder; and (ii) the representations and warranties of the Bank contained at Section 5 which shall be governed by, construed and enforced in accordance with and interpreted in a manner as to be effective and valid under both federal laws of the United States and the laws of the State of New York. If any provisions of this Agreement shall be deemed to be prohibited by law or invalid, such provisions shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

 I. The waiver by a party of performance in observance of any covenant or condition to be performed or observed by the other hereunder shall not invalidate this Agreement, nor constitute a waiver by such party of any other
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 covenant, or condition to be performed or observed by any other party hereunder. The exercise by a party hereto of any right, privilege or remedy provided by this Agreement shall not constitute a waiver by such party of any other covenant or condition to be performed or observed by any other party under this agreement. The exercise by a party hereto of any right, privilege or remedy provided by this Agreement or otherwise by law shall not exclude the exercise of any other right, privilege or remedy.

 J. Subject to the requirements of legal process and regulatory authority, each party shall treat, and shall cause its affiliates to treat, as confidential all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize confidential information without express written consent of the affected party.

 K. This Agreement constitutes the exclusive agreement of the parties on the subject matter addressed in this Agreement. There are no understandings, oral or written, outside this Agreement on the matters addressed herein.

 IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as to the date first set forth above.

 OFFITBANK

 By:

 Title:

 Date:

 C. M. LIFE INSURANCE COMPANY

 By:

 Title:

 Date:


 CONNECTICUT MUTUAL FINANCIAL SERVICES, LLC

 By:

 Title:

 Date: